Exhibit 99.(d)(23)

FORM OF SIXTH AMENDMENT TO THE EXPENSE REIMBURSEMENT AGREEMENT
FOR THE TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated November 30, 2007, to the Expense Reimbursement Agreement dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust has established six additional series (collectively, the “Funds”) that are each subject to the Investment Management Agreement dated February 1, 2006, as amended, between the Trust and Advisors, whereby Advisors provides investment management services to the Funds for a fee; and

          WHEREAS, with respect to Retirement, Retail, and Institutional Class shares, the parties hereto wish to lessen the impact of the ordinary operating expenses of the Funds other than the investment management fees paid by the Funds pursuant to the Investment Management Agreement (collectively, the “Other Expenses”) and with respect to Retail Class shares, the parties hereto wish to lessen the impact of these Other Expenses as well as fees to be paid pursuant to a Rule 12b-1 plan of distribution for the Funds;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	The Agreement shall be amended by adding the following to the existing Exhibit B table:

	Institutional Class	Retirement Class

Enhanced Large-Cap Growth Index Fund	0.05%	N/A

Enhanced Large-Cap Value Index Fund	0.05%	N/A

Enhanced International Equity Index Fund	0.10%	N/A

Lifecycle 2045 Fund	0.00%	0.25%

Lifecycle 2050 Fund	0.00%	0.25%

Lifecycle Retirement Income Fund	0.00%	0.25%

2.	The Agreement shall be amended by adding the following to the existing Exhibit C table:

Retail Class

Lifecycle Retirement Income Fund	0.00%

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: